As Filed with the Securities and Exchange Commission on October 1, 2019

Registration No. 333-179407
Registration No. 333-225010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-179407

FORM S-8 REGISTRATION STATEMENT NO. 333-225010

UNDER THE SECURITIES ACT OF 1933

QUARTERHILL INC.

(Exact name of registrant as specified in its charter)

Canada	28-0451743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number (if applicable))

30 Duke Street, Suite 604,
Kitchener, Ontario, Canada N2H 3W5
(Address of Principal Executive Offices)

Wi-LAN Inc. 2001 Share Option Plan

Wi-LAN Inc. Employee Stock Purchase Plan

Wi-LAN Inc. Deferred Stock Unit Plan for Directors and Designated Employees

Quarterhill Inc. 2018 Equity Incentive Plan

(Full Titles of the Plans)

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5400
(Name, Address and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies of all correspondence should be sent to:

Prashant Watchmaker, Esq. Senior Vice President and General Counsel Quarterhill Inc. 1891 Robertson Road, Suite 100 Ottawa, Ontario, Canada K2H 5B7 Tel: (613) 688-4331

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Quarterhill Inc. (the “Company”) is filing these Post-Effective Amendments to remove from registration all common shares of the Company (the “Common Shares”) issuable by the Company pursuant to the following employee benefit and equity plans (the “Plans”):

Wi-LAN Inc. 2001 Share Option Plan

Wi-LAN Inc. Employee Stock Purchase Plan

Wi-LAN Inc. Deferred Stock Unit Plan for Directors and Designated Employees

Quarterhill Inc. 2018 Equity Incentive Plan

The Plans were previously registered by the Company pursuant to the following registration statements (the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-179407), originally filed with the SEC on February 7, 2012, pertaining to 3,000,000 Common Shares for issuance under the Wi-LAN Inc. 2001 Share Option Plan, the Wi-LAN Inc. Employee Stock Purchase Plan and the Wi-LAN Inc. Deferred Stock Unit Plan for Directors and Designated Employees; and

•

Registration Statement on Form S-8 (File No. 333-225010), originally filed with the SEC on May 17, 2018, pertaining to 3,000,000 Common Shares for issuance under the Quarterhill Inc. 2018 Equity Incentive Plan.

The Company has terminated all offerings and sales of securities pursuant to the Registration Statements.  In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered but that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities registered but remaining unsold or unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada on the 1st day of October 2019.

QUARTERHILL INC.

By:	/s/ Prashant R. Watchmaker
Name: Prashant R. Watchmaker
Title: Senior Vice-President, General Counsel & Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Quarterhill Inc. in the United States, on October 1, 2019.

/s/ Ronald Laurie
Ronald Laurie

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.